UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2007

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York	10019
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (212) 975-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 13, 2007, CBS Corporation (the “Company”) announced the entering into of an amendment to the employment agreement between the Company and Sumner M. Redstone, the Company’s Executive Chairman of the Board of Directors and Founder (the “Redstone Amendment”). The key components of the Redstone Amendment are as follows:

•	Mr. Redstone’s salary will be reduced to $1 million per year from the current $1.75 million, and his deferred compensation, presently $1.3 million per year, will be eliminated.
•	Beginning with 2007, Mr. Redstone’s target cash bonus under the Company’s Senior Executive Short-Term Incentive Plan will be reduced from $6.1 million to $3.5 million per year.
•

Beginning with 2007, Mr. Redstone will receive an annual award of stock options for shares of Class B common stock (“Class B Shares”) having a grant-date value of $3 million. All such stock options will have an exercise price equal to the closing price of the Class B Shares on the New York Stock Exchange on the date of grant and will vest in 25% installments on the first four anniversaries of the date of grant. Mr. Redstone’s 2007 grant will be made after the close of the market on March 16, 2007, which will be the third trading day following the Company’s public announcement of the Redstone Amendment.

•

Beginning with 2007, Mr. Redstone will also receive an annual award of performance share units (PSUs) with a target value of $3 million. PSUs are notional units of measurement and represent the right to receive a number of Class B Shares determined on the basis of the relative total shareholder return of the Class B Shares in comparison to the total shareholder return of the common stock of companies comprising the Standard & Poor’s 500 Composite Index (with limited exceptions) at the start of a measurement period of three years and, under certain circumstances, determined on the basis of the Company’s operating income before depreciation and amortization. Payouts under the PSUs range from zero to a maximum of 300% of the target number of Class B Shares for the award.

In addition to the above, Mr. Redstone has agreed to convert, effective as of March 16, 2007 (which will be the third trading day following public announcement of the Redstone Amendment) (the “Exchange Date”), the approximate $10 million balance of his existing deferred compensation account to option equivalents having the same fair value as determined on the Exchange Date. The option equivalents will have an exercise price equal to the closing price of the Class B Shares on the Exchange Date and will vest in 25% installments on the first four anniversaries of the Exchange Date. Accordingly, Mr. Redstone will only realize value on such deferred amount to the extent the price of the Class B Shares is higher, at the time the option equivalents are exercised, than the exercise price.

If within one year of the Exchange Date, the Company announces a recapitalization, reorganization, merger or other similar corporate event out of the ordinary course and, as of the closing of the transaction, the intrinsic value of Mr. Redstone’s option equivalents, based on the Class B Share price applicable to the transaction, would exceed the value that his deferred compensation account would have attained had the conversion not occurred, then the conversion of Mr. Redstone’s deferred compensation account and all other arrangements provided for in the Redstone Amendment will be unwound. In addition, if in the action entitled In re Viacom Inc. Shareholder Derivative Litigation, the New York State Supreme Court fails to approve a definitive settlement agreement between the plaintiffs and defendants in such action, or if such approval is reversed on appeal, then the Redstone Amendment shall terminate upon written notice thereof given by either the Company or Mr. Redstone to the other party within 30 days, and the arrangements provided for in the Redstone Amendment will be unwound.

All other terms and conditions of Mr. Redstone’s employment agreement remain unchanged. The Company filed a copy of Mr. Redstone’s employment agreement as Exhibit 10.1 to its Current Report on Form 8-K filed on December 30, 2005.

The foregoing description of the Redstone Amendment is qualified by reference to the Redstone Amendment, which is attached hereto as Exhibit 10 and is incorporated herein by reference in its entirety. A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.	The following exhibits are filed as part of this Report on Form 8-K:

Exhibit Number	Description of Exhibit
10	Amendment to Employment Agreement between CBS Corporation and Sumner M. Redstone dated March 13, 2007
99	Press release dated March 13, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION

(Registrant)

By:	/s/ Louis J. Briskman
Name:	Louis J. Briskman
Title:	Executive Vice President and General Counsel

Date: March 16, 2007

Exhibit Index

Exhibit Number	Description of Exhibit
10	Amendment to Employment Agreement between CBS Corporation and Sumner M. Redstone dated March 13, 2007
99	Press release dated March 13, 2007